                                                                    EXHIBIT 4.15



                               WHEELABRATOR-RUST
                           SUPPLEMENTAL BENEFIT PLAN


     Wheelabrator Technologies Inc., a Delaware corporation, and Rust International Inc., a Delaware corporation, have established this Supplemental Benefit Plan effective as of October 1, 1987. The Plan is hereby amended and restated effective as of January 1, 1995, as reflected herein.

                                   ARTICLE I
                                  DEFINITIONS

     Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

     1.1 Account: The record of a Participant's interest under the Plan. Accounts are kept solely for recordkeeping purposes and shall not require a segregation of any Company assets. Accounts are subdivided into the (i) Supplemental Matching Account; (ii) Supplemental Retirement Account; (iii) Supplemental Before-Tax Account; (iv) Bonus Deferral Account; and (v) Stock Bonus Premium Account.

     1.2 After-Tax Account: The record under the Savings and Retirement Plan of the after-tax contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.3 Before-Tax Account: The record under the Savings and Retirement Plan of the before-tax contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.4  Change in Control:  The occurrence of any of the following events:

          (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than the Acquiror or any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

          (ii) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 75% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of the Company; or

          (iv) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     1.5 Code: The Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any corresponding provisions of any future legislation that amends, supplements or supersedes that section.

     1.6 Committee: The Administrative and Investment Committee appointed by Rust's Board of Directors to administer the Savings and Retirement Plan and this Plan.

     1.7 Company: With respect to employees of Rust or any of its majority-owned subsidiaries, Rust International Inc., a Delaware corporation, and with respect to employees of Wheelabrator or any of its majority-owned subsidiaries, Wheelabrator Technologies Inc., a Delaware corporation.

     1.8 Disability: A mental or physical condition which the Committee, on the basis of evidence satisfactory to it, finds to be a permanent condition (a) which renders such Participant unfit to perform the duties of an employee, as such duties shall be determined by the Committee, and (b) in respect of which such Participant is eligible for, and is receiving, disability benefits under either (i) the Federal Social Security Act or (ii) the long-term disability plan maintained by the Company.

     1.9 Matching Account: The record under the Savings and Retirement Plan of the matching contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.10 Participant: Any person who is eligible to participate in the Plan as provided in Article III.

     1.11 Plan: This Wheelabrator-Rust Supplemental Benefit Plan, as amended from time to time.

     1.12 Plan Year:  The Plan Year shall be each calendar year.

     1.13 Retirement Account: The record under the Savings and Retirement Plan of the retirement contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.14 Rust:  Rust International Inc., a Delaware corporation.

     1.15 Savings and Retirement Plan: The Wheelabrator-Rust Savings and Retirement Plan, as amended from time to time.

     1.16 Termination of Employment: The termination of a Participant's employment with WMX, the Company and all of their majority-owned subsidiaries. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among WMX, the Company and its subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.

     1.17 Wheelabrator:  Wheelabrator Technologies Inc., a Delaware corporation.

     1.18 WMX:  WMX Technologies, Inc., a Delaware corporation.

                                   ARTICLE II
                                    PURPOSE

     It is anticipated that amounts otherwise allocable under the Savings and Retirement Plan to certain Participants may be restricted as a result of the limitations imposed by Section 415 of the Code on the amount of annual additions under the Savings and Retirement Plan, the limitations imposed by section 401(a)(17) of the Code on the amount of annual compensation taken into account under the Savings and Retirement Plan and the limitations imposed by Section 401(k)(3) of the Code on the amount of elective salary deferrals under the Savings and Retirement Plan. The purpose of this Plan is to supplement the Savings and Retirement Plan by the allocation and payment of benefits to those Participants, and their surviving spouses and other beneficiaries, as to whom benefits otherwise allocable under the Savings and Retirement Plan are so restricted.

                                  ARTICLE III
                            ELIGIBILITY FOR BENEFITS

     3.1 Participation. An individual shall be eligible to be a Participant in the Plan as follows:

          (a) For purposes of the allocation described under Section 4.1, any employee of Rust, Wheelabrator or any of their majority-owned subsidiaries who is compensated at a level equal to or greater than the annual compensation limit of Section 401(a)(17) of the Code and is a participant in the retirement feature of the Savings and Retirement Plan;

          (b) For purposes of the allocations described under Sections 4.2 and 4.3, any employee of Rust, Wheelabrator or any of their majority-owned subsidiaries who is compensated at a level equal to or greater than the annual compensation limit of Section 401(a)(17) of the

Code, is a participant in the savings feature of the Savings and Retirement Plan and makes a prior written election, at such time and on such form satisfactory to the Committee, to defer compensation into the Plan; and

          (c) For purposes of the allocation described under Section 4.4 and 4.5, any employee of Rust, Wheelabrator or any of their majority-owned subsidiaries who is subject to the Officer Stock Ownership Policy.

     3.2 Vesting. Except as provided in Section 4.7 below, a Participant shall become vested in his or her Account balances and, therefore, have the right to receipt of such Account balances upon his or her Termination of Employment as follows:

          (a) A Participant shall become vested in his Supplemental Retirement Account balance at the same time and in the same manner as he becomes vested in his Retirement Account balance;

          (b) A Participant shall become vested in his Supplemental Matching Account balance at the same time and in the same manner as he becomes vested in his Matching Account balance;

          (c) A Participant shall always be vested in his Supplemental Before-Tax Account balance;

          (d) A Participant shall always be vested in his Bonus Deferral Account balance; and

          (e) A Participant shall become vested in the annual credits, if any, to his or her Stock Bonus Premium Account after the earliest of: (i) four consecutive years of employment with WMX, the Company or any of their majority-owned subsidiaries from the date such credit was made, (ii) the Participant's retirement on or after age 55 with ten years of service, or (iii) the Participant's death or Disability while employed by WMX, the Company or any of their majority-owned subsidiaries. Years of employment and service shall be determined by the Committee, in its sole discretion, in accordance with rules uniformly and consistently applied to all Participants in similar circumstances.

     If a participant has a Termination of Employment prior to becoming fully vested in his or her Account balances, he or she shall forfeit the unvested portion of the Account. Notwithstanding the foregoing provisions of this Section, in the event of a Change in Control, a Participant's Account shall become immediately and fully vested.

                                   ARTICLE IV
                                    BENEFITS

     4.1 Allocation to Supplemental Retirement Accounts. A Participant's Supplemental Retirement Account shall be credited as of the end of each calendar quarter with an amount equal to:

          (a) the retirement contribution that would have been allocated to the Participant's Retirement Account for the calendar quarter if (i) the restrictions of sections 401(a)(17) and 415 of the Code did not apply, minus

          (b) the retirement contribution that was actually allocated to the Participant's Retirement Account for the calendar quarter.

     4.2 Allocation to Supplemental Matching Account. A Participant's Supplemental Matching Account shall be credited as of the end of each calendar quarter with an amount equal to

          (a) the matching contribution that would have been allocated to the Participant's Matching Account for the calendar quarter if the restrictions of
Section 401(a)(17) of the Code did not apply, minus

          (b) the matching contribution that was actually allocated to the Participant's Matching Account for the calendar quarter.

     4.3 Allocation to Supplemental Before-Tax Accounts. A Participant's Supplemental Before-Tax Account shall be credited at the end of each calendar quarter with an amount equal to the sum of (I) and (II), where (I) is:

          (a) the before-tax contribution that would have been allocated to the Participant's Before-Tax Account for the calendar quarter if the restrictions of
Section 401(k)(3) of the Code did not apply, minus

          (b) the before-tax contribution that was actually allocated to the Participant's Before-Tax Account for the calendar quarter; and

Where (II) is:

          (c) the before-tax and after-tax contributions that would have been allocated to the Participant's After-Tax Account for the calendar quarter if the restriction of Section 401(a)(17) of the Code did not apply, minus

          (d) the sum of the before-tax and after-tax contributions that were actually allocated to the Participant's Before-Tax and After-Tax Accounts for the calendar quarter, plus the allocation to the Participant's Supplemental Before-Tax Account for the calendar quarter under (I).

     4.4 Allocation to Bonus Deferral Accounts. Effective January 1, 1996, prior to the beginning of each Plan Year, a Participant may elect, on a form provided by the Committee, to defer receipt of a portion of his or her annual bonus in increments of 1%, up to a maximum percentage specified from time to time by the Committee, in accordance with such rules and other limitations as the Committee may from time to time specify. A Participant's Bonus Deferral Account shall be credited, as of the date the bonus would otherwise be paid, with an amount equal to such deferral.

     4.5 Allocation to Stock Bonus Premium Accounts. Effective January 1, 1996, if an eligible Participant elects to defer a portion of his or her annual bonus pursuant to Section 4.4, the Participant's Stock Bonus Premium Account shall be credited, as of the date the bonus would otherwise be paid, with an amount equal to 20% of the voluntary bonus deferral amount.

     4.6 Deemed Investment. (a) A Participant's Supplemental Matching, Supplemental Retirement and Supplemental Before-Tax Accounts shall accrue interest at a rate equal to the average interest rate on ten-year U.S. Treasury notes, as reported by the Federal Reserve Board on a weekly average basis and published in The Wall Street Journal. Interest will be credited quarterly in arrears based on the unweighted arithmetical average of such Treasury note rates published on the last day of each week in such calendar quarter.

          (b) A Participant's Bonus Deferral and Stock Bonus Premium Accounts shall be deemed to be invested in WMX common stock or Wheelabrator common stock, as elected by the Participant.

     4.7 Payment of Benefits. (a) After a Participant's Termination of Employment, the Company shall pay the Participant (or his surviving spouse or other beneficiary) his vested Account balances in a lump sum (i) in the event of Termination of Employment for any reason other than death or Disability and if the Participant is subject to a non-competition or confidentiality agreement with the Company, as soon as practicable following the one year anniversary of such Participant's Termination of Employment, or (ii) in any other event, as soon as reasonably practicable following the Participant's Termination of Employment.

     (b) In the case of Participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, the payment described in paragraph (a) above shall be made in cash. In the case of all other Participants, (A) the payment of any (i) Bonus Deferral Account balances and (ii) Stock Bonus Premium Account balances, shall be made in WMX or Wheelabrator common stock in accordance with the underlying deemed investment, and (B) the payment of any amounts not described in (A) shall be made in cash. In the case of payment in WMX or Wheelabrator common stock, the stock shall be valued at its fair market value as of the applicable date (i.e., Termination of Employment or the one year anniversary of Termination of Employment) which shall, unless the Committee otherwise determines, be the average of the closing sale prices per share of the common stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) (or if the common stock is not then traded on the New York Stock Exchange, reported on the principal market where such common stock is actively traded) on each of the ten trading days immediately preceding the applicable date.

     (c) Notwithstanding any other provision of this Plan to the contrary, in the event the Committee determines, in its sole discretion, that the Participant violated any agreement not to compete with, or not disclose confidential information of, the Company or its majority-owned subsidiaries, either before or after his or her Termination of Employment, the Participant shall forfeit his or her entire Account balance, whether or not vested.

                                   ARTICLE V
                                 ADMINISTRATION

     5.1 Administration and Interpretation. The Committee shall be the Plan administrator. The Committee shall have the authority to control and manage the operation and administration of the Plan, to adopt rules and regulations regarding the administration of the Plan, to interpret the Plan, to determine the conditions subject to which any benefits may be credited or payable, and to make any other determinations which the Committee believes are necessary or advisable for the administration of the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan. The Committee may delegate all or any part of its authority to any officer of the Company.

     5.2  Claims Procedure.

     (a) If a Participant or other person believes that he is entitled to benefits under the Plan, he may file a claim for benefits in writing with the Committee. If a claim for benefits is wholly or partially denied, the Committee shall give the claimant written notice of the denial within a reasonable period of time after receipt of the claim by the Committee. Such notice shall set forth:

          (i) the specific reason or reasons for the denial,

          (ii) specific reference to pertinent provisions of the Plan on which the denial is based,

          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

          (iv) an explanation of the claim review procedure.

     (b) A claimant whose claim is denied, or his duly authorized representative, may request a review upon written application to the Committee within 60 days after receiving notice of the denial. In connection with such request, the claimant or his authorized representative may review pertinent documents and may submit issues and comments in writing. If such a request is made, the Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the application, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

     5.3 Amendment and Termination. This Plan may be amended, curtailed or terminated at any time by action of the Committee. However, no such action shall reduce the Account of any Participant under this Plan below the amount which as of the date of such action would have been payable under this Plan if the Participant had terminated as of that said date and this Plan had continued in effect without change.


                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1 Spendthrift provision. No interest of any person or entity in, or right to receive a benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     6.2 No guarantee of employment. Nothing in the Plan shall confer upon any Participant the right to be retained in the service of the Company or any of its subsidiaries, nor shall it interfere with the right of the Company or any of its subsidiaries to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

     6.3 Funding. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees. All benefits under the Plan are payable solely from the general assets of the applicable Company or its Supplemental Benefit Trust. The Trusts are grantor trusts, the corpus and income of which are assets of the Company. In the case of insolvency, the trust funds are subject to the claims of the creditors of Rust and Wheelabrator and a Participant's right to assets under such trusts shall be no greater than the right of an unsecured creditor of the Company.

     6.4 General conditions. Except as otherwise expressly provided herein, all terms and conditions of the Savings and Retirement Plan applicable to (i) a Retirement Account shall also be applicable to a Supplemental Retirement Account hereunder, (ii) a Matching Account shall also be applicable to a Supplemental Matching Account hereunder, and (iii) a Before-Tax Account shall also be applicable to a Supplemental Before-Tax Account hereunder. Any benefit payable under the Savings and Retirement Plan, shall be paid solely in accordance with the terms and conditions of the Savings and Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Savings and Retirement Plan.

     6.5 Incapacity of recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of Rust, Wheelabrator, their majority-owned subsidiaries and the Plan therefor.

     6.6 Corporate successors. The Plan shall not be automatically terminated by a transfer or sale of assets of Rust or Wheelabrator, or by the merger or consolidation of Rust or Wheelabrator into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation by (i) Rust or Wheelabrator, if either survives, or (ii) if neither survive, only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by such transferee, purchaser or successor entity, then the Plan shall terminate.

     6.7 Unclaimed benefit. Each Participant shall keep the Committee informed of his current address and the current address of his spouse. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which payment of the Participant's benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Committee is unable to locate any surviving spouse of the Participant, then neither Rust nor Wheelabrator shall have no further obligation to pay any benefit hereunder to such Participant or surviving spouse or any other person and such benefit shall be irrevocably forfeited.

     6.8 Limitations on liability. Notwithstanding any of the preceding provisions of the Plan, none of Rust, Wheelabrator, their majority-owned subsidiaries or any individual acting as an employee or agent of Rust, Wheelabrator or their majority-owned subsidiaries shall be liable to any Participant, former Participant, surviving spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

     6.9 Governing law. The Plan shall be construed and administered according to the laws of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     6.10 Gender and number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.

     6.11 Headings. The headings of paragraphs are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

     6.12 Severability. If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

     The foregoing is the true and complete text of the Wheelabrator-Rust Supplemental Benefit Plan as amended and restated by the Administrative Committee of the Plan on November 10, 1995.

                                       /s/ Edward Maryniak
                              ______________________________________
                              Edward Maryniak, Vice President